Exhibit 99.1

General Moly, Inc. — NYSE AMEX and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ADOPTS STOCKHOLDER RIGHTS PLAN

LAKEWOOD, COLORADO – March 5, 2010, General Moly (NYSE Amex and TSX: GMO) announced that its Board of Directors has adopted a stockholder rights plan that is designed to strengthen the ability of the Board to protect General Moly stockholders.  The plan was not adopted in response to any unsolicited offer or takeover attempt.

Bruce D. Hansen said, “In conjunction with the Hanlong investment and partnership, also announced today, this plan is designed to enhance the Board’s ability to protect stockholders against unsolicited attempts to acquire control of the Company that do not offer an adequate price to all stockholders or are otherwise not in the best interests of the Company and its stockholders.  The plan encourages potential buyers to negotiate directly with the Board and is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.  This plan will also only be in place through the completion of the Hanlong sourced debt financing or the end of 2011, whichever occurs first.”

Under the Plan, each common stockholder of the Company at the close of business on March 15, 2010 will receive a dividend of one right for each share of the Company’s common stock held of record on that date. Each right will entitle the holder to purchase from the Company, in certain circumstances described below, one one-thousandth of a share of newly-created Series A junior participating preferred stock of the Company for an initial purchase price of $15.00 per share. The rights distribution will not be taxable to stockholders and the distribution of rights under the Plan are not expected to interfere with the Company’s business plans or be dilutive to or affect the Company’s reported per share results.

Initially the rights will be represented by the Company’s common stock certificates and will not be exercisable. The rights will generally become exercisable ten business days after any person has become the beneficial owner of 20% or more of the Company’s common stock or has commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 20% or more of the common stock of the Company. Purchases by Hanlong or it’s affiliates pursuant to the terms of the Securities Purchase Agreement between Hanlong and the Company will not cause the rights to become exercisable.

Subject to certain exceptions, if any person becomes the beneficial owner of 20% or more of the Company’s common stock, each right will entitle the holder, other than the acquiring person, to purchase Company common stock or common stock of the acquiring person having a value of twice the exercise price. In addition, if there is a business combination between the Company and the acquiring person, or in certain other circumstances, each right that is not previously exercised will entitle the holder (other than the acquiring person) to purchase shares of common stock (or an equivalent equity interest) of the acquiring person at one-half of the market price of those shares.

The Company may redeem the rights at a price of $0.001 per right at any time prior to the date on which any person has become the beneficial owner of 20% or more of the common stock of the Company. The rights will expire on December 31, 2011, unless earlier terminated with the closing of the purchase of the second tranche of Hanlong’s equity investment in the Company, or extended, exchanged or redeemed by the Company.

The Company will file with the Securities and Exchange Commission a Current Report on Form 8-K describing the stockholder rights plan. The Form 8-K will include a copy of the Rights Agreement governing the Plan as an exhibit.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors — Seth Foreman	(303) 928-8591	sforeman [AT] generalmoly.com
Business Development — Greg McClain	(303) 928-8601	gmcclain [AT] generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.